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                          [LETTERHEAD OF ROPES & GRAY]


                                 March 31, 1998



The Securities and Exchange Commission
Washington, D.C. 20549


     Re: Eastern Enterprises - Form U-1
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Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Form U-1 (the "Form U-1") to be filed with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935, as amended, by Eastern Enterprises, a Massachusetts voluntary association ("Eastern"). The Form U-1 is being filed in connection with the acquisition by Eastern of all of the outstanding shares (the "Essex County Shares") of common stock, no par value, of Essex County Gas Company, a Massachusetts gas utility company ("Essex County") in exchange for shares (the "Eastern Shares") of common stock, $1.00 par value, of Eastern. The Eastern Shares are to be issued pursuant to an Agreement and Plan of Merger, dated as of December 19, 1997 (the "Merger Agreement"), by and between Essex County and Eastern providing for the merger (the "Merger") of a Massachusetts corporation to be formed by and to be the wholly-owned subsidiary of Eastern with and into Essex County, as a result of which the Essex County will be the surviving corporation.

     We have acted as counsel for Eastern in connection with the Merger Agreement and the proposed issuance of the Eastern Shares contemplated thereby. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of, compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts.

     Based on the foregoing, we are of the opinion that:
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Securities and Exchange Commission     -2-                    March 31, 1998


     1. Assuming consummation of the Merger in accordance with the terms of the Merger Agreement, the Merger will comply with all applicable provisions of the laws of The Commonwealth of Massachusetts.

     2. Eastern is validly organized and duly existing as an unincorporated voluntary association under the laws of The Commonwealth of Massachusetts.

     3. The Eastern Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable and entitle the holders thereof to all the rights and privileges pertaining thereto as set forth in the Declaration of Trust dated July 18, 1929, as amended and By-laws of Eastern.

     4. Assuming consummation of the Merger in accordance with the terms of the Merger Agreement, the Essex County Shares to be acquired by Eastern pursuant to the terms of the Merger Agreement will be legally acquired by Eastern.

     5. The consummation of the Merger in accordance with the terms of the Merger Agreement will not violate any legal rights of the holders of any issued and outstanding securities of Eastern or any of its affiliates.

     We hereby consent to the filing of this opinion as an exhibit to Eastern's Form U-1.

     It is understood that this opinion is to be used only in connection with the Form U-1 and may not be relied upon for any other purpose.


                                        Very truly yours,

                                        /s/ Ropes & Gray

                                        Ropes & Gray